Exhibit 99.1
American Axle & Manufacturing Reports
Second Quarter 2008 Financial Results
Detroit, Michigan, July 25, 2008 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the second quarter of 2008.
Second Quarter 2008 results
•	Second quarter sales of $490.5 million

•	Net loss of $644.3 million, or $12.49 per share

•	AAM’s quarterly results reflect the adverse impact of a strike called by the International UAW at AAM’s original U.S. locations in Michigan and New York; AAM estimates the reduction in sales and operating income resulting from the strike to be $274.9 million and $86.6 million (or $1.73 per share), respectively

•	AAM’s quarterly results also reflect the adverse impact of special charges, asset impairments and other non-recurring operating costs of $575.6 million, or $11.16 per share; these charges, substantially all of which were non-cash in the period, relate to the new labor agreements and hourly and salaried attrition program activity, plant closures and other actions to rationalize underutilized capacity and align AAM’s business to current and projected market requirements

•	51% year-over-year decline in total light truck production volumes as compared to the second quarter of 2007

•	Content-per-vehicle of $1,312, approximately the same as the previous year
AAM’s results in the second quarter of 2008 were a net loss of $644.3 million or $12.49 per share. This compares to net earnings of $34.6 million, or $0.66 per share, in the second quarter of 2007.
AAM’s results in the second quarter of 2008 were severely impacted by an 87 day strike called by the International UAW at AAM’s original U.S. locations. AAM estimates the reduction in sales and operating income resulting from the strike in the second quarter of 2008 to be $274.9 million and $86.6 million ($1.73 per share), respectively.
In the second quarter of 2008, AAM recorded special charges and non-recurring operating costs of $575.6 million, or $11.16 per share. Of this total, approximately 95% of these charges and costs were non-cash in the period.
These charges and costs are summarized in the following table:

	in millions	EPS Impact
Lump-sum signing bonus paid to UAW associates at original U.S. locations	$19.1	$0.37
Accrual for Supplemental Unemployment Benefits (SUB)	18.0	0.35
Attrition programs and benefit reductions for hourly and salaried associates	146.8	2.85
Asset impairments, lease accruals and indirect inventory write-downs	329.9	6.39
Valuation allowance for U.S. deferred tax assets	54.4	1.06
Other (primarily plant closure accruals and asset redeployment costs)	7.4	0.14

Total special charges and non-recurring operating costs	$575.6	$11.16

•	Special charge of $19.1 million, or $0.37 per share related to the lump-sum signing bonus of $5,000 paid to approximately 3,650 UAW-represented associates in May 2008 upon ratification of the new labor agreements at AAM’s original U.S. locations.

•	Special charge of $18.0 million, or $0.35 per share for Supplemental Unemployment Benefits (SUB) estimated to be payable to UAW-represented associates during the term of the new labor agreements at AAM’s original U.S. locations.

•	Special charges of $146.8 million, or $2.85 per share relating to hourly and salaried attrition programs and benefit reductions, including pension and other postretirement benefit curtailments and special and contractual termination benefits. Included in this activity are charges relating to plant closing agreements, early voluntary elections under the Special Separation Program (SSP) offered to UAW-represented associates at AAM’s original U.S. locations and salaried workforce reductions.

•	Asset impairment charges, operating lease accruals and indirect inventory write-downs, of $329.9 million, or $6.39 per share. Approximately half of these charges relate to the planned closure of three of AAM’s original U.S. locations (including the previously idled driveline assembly facility in Buffalo, New York and two forging facilities: one in Tonawanda, New York and the other in Detroit, Michigan) and idling of portions of AAM’s driveline assembly facility in Detroit, Michigan. The remaining portion of the asset impairment charges results from the impact of structural changes in the level of market demand and reductions in customer production volumes anticipated for the major North American light truck and SUV product programs AAM currently supports for GM in the Detroit and Three Rivers, Michigan driveline assembly facilities.

•	Special charge of $54.4 million, or $1.06 per share to establish a valuation allowance on AAM’s U.S. deferred tax assets as required under SFAS No. 109, Accounting for Income Taxes.

•	Other special charges and non-operating costs of $7.4 million, or $0.14 per share primarily relating to liabilities incurred in relation to plant closings, including costs to redeploy machinery and equipment.
“AAM’s results in the second quarter of 2008 were severely impacted by the brutal combination of the International UAW strike and steep declines in light truck and SUV production volumes resulting from a weakening domestic economy, rapidly escalating fuel prices, deteriorating credit market conditions and historically low consumer confidence,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch. “AAM has a comprehensive restructuring plan to transition the business to successfully adapt to new market realities. AAM has the financial resources, management expertise and determination necessary to execute the plan. The permanent and transformational improvement in our cost structure and operating flexibility generated from the new labor agreements, along with our accelerated capacity rationalization initiatives, position AAM for future profitability, as we continue to diversify and expand AAM’s customer base, product portfolio, served markets and global footprint.”
Net sales in the second quarter of 2008 were $490.5 million as compared to $916.5 million in the second quarter of 2007. AAM estimates that approximately $274.9 million of this decrease was attributable to the International UAW strike. Customer production volumes for the major light truck and SUV product programs AAM currently supports for GM and Chrysler were down approximately 51% in the second quarter of 2008 as compared to the prior year. Non-GM sales represented 29% of total sales in the second quarter of 2008.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American truck and SUV platforms and Chrysler’s heavy duty Dodge Ram pickup trucks. For the second quarter 2008, AAM’s content-per-vehicle of $1,312 was approximately the same as the second quarter of 2007.
Net sales in the first half of 2008 were $1.1 billion as compared to $1.7 billion in the first half of 2007. The company’s operating loss in the first half of 2008 was $609.5 million as compared to operating income of $95.9 million or 5.6% of sales for the first half of 2007. For the first half of 2008, AAM estimates the reduction in sales and operating income resulting from the International UAW strike to be $414.0 million and $129.4 million ($2.57 per share), respectively.
AAM’s SG&A spending for the second quarter of 2008 was $44.9 million as compared to $54.2 million in the second quarter of 2007. In the first half of 2008, AAM’s SG&A spending was $94.3 million as compared to $103.1 million in the first half of 2007. AAM’s R&D spending for the first half of 2008 was approximately $42.1 million as compared to $39.7 million in the first half of 2007.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash used in operating activities in first half of 2008 was $75.9 million as compared to net cash provided by operating activities of $234.6 million in the first half of 2007. Capital spending for the first half of 2008 was $66.9 million as compared to $75.5 million in the first half of 2007. Reflecting the impact of this activity and dividend payments of $16.2 million, AAM’s free cash flow use of $156.7 million in the first half of 2008 compared to $143.3 million of positive free cash flow in the first half of 2007.
A conference call to review AAM’s second quarter of 2008 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 5:00 p.m. ET on July 25, 2008 until 5:00 p.m. ET August 1, 2008 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 52458557.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: reduced purchases of our products by General Motors Corporation (GM), Chrysler LLC (Chrysler) or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring items that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; additional restructuring actions that may occur; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to improve our U.S. labor cost structure; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; continued or increased high prices for or reduced availability of fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations); adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete.
It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.
#  #  #
For additional information:
Media relations contact:
Renee B. Rogers
Manager, Corporate Communications and
Media Relations
(313) 758-4882
renee.rogers@aam.com
Investor relations contact:
Jamie M. Little
Director, Investor Relations
(313) 758-4831
jamie.little@aam.com

     Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In millions, except per share data)		(In millions, except per share data)

Net sales	$490.5	$916.5	$1,078.1	$1,718.7

Cost of goods sold	1,018.4	802.8	1,593.3	1,519.7

Gross profit (loss)	(527.9)	113.7	(515.2)	199.0

Selling, general and administrative expenses	44.9	54.2	94.3	103.1

Operating income (loss)	(572.8)	59.5	(609.5)	95.9

Interest expense	(15.1)	(17.7)	(30.4)	(32.3)
Interest income	1.6	2.4	4.2	3.0
Other income (expense), net
Debt refinancing cost	—	(5.5)	—	(5.5)
Other, net	1.1	1.2	1.6	1.3

Income (loss) before income taxes	(585.2)	39.9	(634.1)	62.4

Income tax expense (benefit)	59.1	5.3	37.2	12.1

Net income (loss)	$(644.3)	$34.6	$(671.3)	$50.3

Diluted earnings (loss) per share	$(12.49)	$0.66	$(13.01)	$0.96

Diluted shares outstanding	51.6	52.8	51.6	52.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$196.1	$343.6
Accounts receivable, net	271.8	264.0
AAM/GM agreement receivable	175.0	—
Inventories, net	238.7	242.8
Prepaid expenses and other	55.5	73.4
Deferred income taxes	15.0	19.5

Total current assets	952.1	943.3

Property, plant and equipment, net	1,368.7	1,696.2
Deferred income taxes	4.4	78.7
Goodwill	147.8	147.8
Other assets and deferred charges	53.3	57.4

Total assets	$2,526.3	$2,923.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$299.4	$313.8
Other accrued expenses	372.5	197.8

Total current liabilities	671.9	511.6

Long-term debt	869.2	858.1
Deferred income taxes	4.0	6.6
Postretirement benefits and other long-term liabilities	665.9	647.7

Total liabilities	2,211.0	2,024.0

Stockholders’ equity	315.3	899.4

Total liabilities and stockholders’ equity	$2,526.3	$2,923.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In millions)		(In millions)
Operating activities
Net income (loss)	$(644.3)	$34.6	$(671.3)	$50.3
Depreciation and amortization	56.0	57.1	112.6	113.4
Other	504.1	133.1	482.8	70.9

Net cash flow provided by operating activities	(84.2)	224.8	(75.9)	234.6

Purchases of property, plant & equipment	(33.6)	(33.0)	(66.9)	(75.5)
Proceeds from sales of equipment	2.3	—	2.3	—

Net cash flow after purchases of property, plant & equipment	(115.5)	191.8	(140.5)	159.1

Net cash flow provided by (used in) operations	(115.5)	191.8	(140.5)	159.1

Net increase (decrease) in long-term debt	3.1	(0.1)	7.9	169.4
Debt issuance costs	—	(2.3)	—	(7.5)
Repurchase of treasury stock	—	—	(0.1)	—
Employee stock option exercises	0.6	7.0	0.9	11.3
Dividends paid	(8.2)	(8.0)	(16.2)	(15.8)

Net cash flow provided by (used in) financing activities	(4.5)	(3.4)	(7.5)	157.4

Effect of exchange rate changes on cash	0.5	1.0	0.5	1.3

Net increase in cash and cash equivalents	(119.5)	189.4	(147.5)	317.8

Cash and cash equivalents at beginning of period	315.6	141.9	343.6	13.5

Cash and cash equivalents at end of period	$196.1	$331.3	$196.1	$331.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In millions)		(In millions)

Net income (loss)	$(644.3)	$34.6	$(671.3)	$50.3
Interest expense	15.1	17.7	30.4	32.3
Income taxes	59.1	5.3	37.2	12.1
Depreciation and amortization	56.0	57.1	112.6	113.4

EBITDA	$(514.1)	$114.7	$(491.1)	$208.1

Net debt(b) to capital

	June 30,	December 31,
	2008	2007
	(In millions, except percentages)

Total debt	$869.2	$858.1
Less: cash and cash equivalents	196.1	343.6

Net debt at end of period	673.1	514.5

Stockholders’ equity	315.3	899.4

Total invested capital at end of period	$988.4	$1,413.9

Net debt to capital(c)	68.1%	36.4%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In millions)		(In millions)

Net cash provided by operating activities	$(84.2)	$224.8	$(75.9)	$234.6
Less: purchases of property, plant & equipment and proceeds from sale of equipment	(31.3)	(33.0)	(64.6)	(75.5)

Net operating cash flow	(115.5)	191.8	(140.5)	159.1

Less: dividends paid	(8.2)	(8.0)	(16.2)	(15.8)

Free cash flow	$(123.7)	$183.8	$(156.7)	$143.3

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sale of equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.